Exhibit 99.1

June 22, 2009

To Our Stockholders:

On June 9, 2009, the Board of Directors of Citigroup Inc. (“Citigroup”) approved a Tax Benefits Preservation Plan (the “Plan”) and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding (i) share of Citigroup’s common stock and (ii) one one-millionth of a share of the Series M preferred stock (which is the interim stock issued to the U.S. Government and certain private holders in the recently announced exchange offers) (the “Interim Securities”). The dividend will be payable to holders of record of Citigroup’s common stock and Interim Securities on June 22, 2009.

The purpose of the Plan is to protect Citigroup’s ability to utilize certain tax assets, such as net operating loss carryforwards and tax credits, to offset future income. In general terms, the Plan discourages (i) any person or group from becoming a “5-percent shareholder” (as defined under U.S. federal income tax laws) and (ii) any existing “5-percent shareholder” from acquiring more than a minimal number of additional shares of Citigroup stock.

Issuance of the Rights does not in any way weaken the financial strength of Citigroup nor interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Citigroup or to you, and will not change the way in which you can presently trade shares of Citigroup. As explained in the attached Plan summary, the Rights will only be exercisable if and when the Rights are triggered pursuant to the terms of the Plan.

We have enclosed a summary of the Plan for your information.

Very truly yours,

Edward J. Kelly, III
Chief Financial Officer

PLAN SUMMARY

AS SET FORTH IN THE RIGHTS PLAN, RIGHTS ISSUED OR TRANSFERRED TO, OR BENEFICIALLY OWNED BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS PLAN), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID.

SUMMARY OF TERMS

CITIGROUP INC.

TAX BENEFITS PRESERVATION PLAN

Purpose
The purpose of the Tax Benefits Preservation Plan (“Rights Plan”) described in this summary of terms is to preserve the value of the deferred tax assets (“Tax Benefits”) of Citigroup Inc. (the “Company”) for U.S. federal income tax purposes, in light of the recently-announced exchange offers with the U.S. Department of Treasury, certain private holders of the Company’s preferred stock and public holders of the Company’s preferred stock.

Form of Security
The Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s Common Stock and each outstanding one one-millionth of a share of Series M Stock, payable to holders of record as of the close of business on June 22, 2009 (each a “Right” and collectively, the “Rights”)

Exercise	Prior to a Distribution Date[1], the Rights are not exercisable.

1 Distribution Date means the earlier of:

•	the 10th business day after public announcement that any person or group has become an Acquiring Person; and

•
the 10th business day after the date of the commencement of a tender or exchange offer by any person which would or could, if consummated, result in such person becoming an Acquiring Person, subject to extension by the Board of Directors of the Company.

After a Distribution Date, each Right is exercisable to purchase, for $20.00 (the “Purchase Price”), one one-millionth of a share of Series R Participating Cumulative Preferred Stock, $1.00 par value per share, of the Company (“Preferred Stock”).

Flip-In
If any person or group (an “Acquiring Person”) becomes a “5-percent shareholder” (subject to certain exceptions described in the Plan), then on a Distribution Date, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of millionths of a share of Preferred Stock of the Company having a market value of twice the Purchase Price; provided that (i) none of the Company and certain affiliates of the Company shall be an Acquiring Person, (ii) none of the U.S. Government, its instrumentalities or agencies and certain of its wholly-owned entities shall be an Acquiring Person, (iii) none of certain existing “5-percent shareholders” (including certain persons who are “5-percent shareholders” following specified exchange offers with the Company) shall be an Acquiring Person unless and until any such “5-percent shareholder” increases its percentage stock ownership in the Company by more than one-quarter of one percentage point, (iv) none of certain other “grandfathered persons” (as described in the Rights Plan) shall be an Acquiring Person so long as any such “grandfathered person” satisfies the applicable requirements set forth in the Rights Plan; (v) no person or group who or which the Board determines, in its sole discretion, has inadvertently become a “5-percent shareholder” (or inadvertently failed to continue to qualify as a “grandfathered person”) shall be an Acquiring Person so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of the Company so that such person’s (or such group’s) percentage stock ownership in the Company is less than 5-percent (or, in the case of any person or group that has inadvertently failed to qualify as a “grandfathered person,” the securities of the Company that caused such person or group to fail to qualify as a “grandfathered person”); (vi) no person or group that has become a “5-percent shareholder” shall be an Acquiring Person if the Board determines, in its sole discretion, that such person’s or group’s attainment of “5-percent shareholder” status has not jeopardized or endangered the Company’s utilization of the Tax Benefits; provided that such a person or group shall be an “Acquiring Person” if the Board, in its sole discretion, makes a contrary determination; (vii) no person or group who or which has become a “5-percent shareholder” (or failed to qualify as a “grandfathered person”) solely as a result of certain “in-kind distributions” shall be an Acquiring Person so long as such person or group satisfies the applicable requirements set forth in the Rights Plan; and (viii) an acquisition by a person or group of at least a majority of the Company’s Common Stock made by that person or group as part of an “qualified offer” (as defined in the Rights Plan) shall not result in any person or group becoming an Acquiring Person.

Exchange
At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the Company’s Common Stock), the Board may elect to exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for one one-millionth of a share of Preferred Stock per Right, subject to adjustment.

Redemption	The Board of Directors may, at its option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $0.00001 per Right at any time prior to a Distribution Date.

Expiration & Renewal	The Rights will expire on the date that is 36 months and one day after the date of adoption of the Rights Plan.

Amendments
At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Plan without the approval of any holders of certificates representing shares of

Common Stock.

After a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Plan without the approval of any holders of Rights; provided, however, that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person), (b) cause this Rights Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable.

Shareholder Rights	Rights holders have no rights as a shareholder of the Company, including the right to vote and to receive dividends.

Antidilution Provisions	The Rights Plan includes antidilution provisions designed to prevent efforts to diminish the efficacy of the Rights.

A copy of the Rights Plan has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A.  A copy of the Rights Plan is available free of charge from the Company.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, as amended from time to time, the complete terms of which are hereby incorporated by reference.